Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Equity Bancshares, Inc., as amended, of our report dated March 17, 2016 on the consolidated financial statements appearing in the Annual Report on Form 10-K of Equity Bancshares, Inc. for the year ended December 31, 2015 and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Crowe Chizek LLP

Dallas, Texas
January 23, 2017